Exhibit 99.1
Western Refining, Inc. Reports Fourth Quarter and Full Year 2005 Results
EL PASO, TEXAS, March 1, 2006 – Western Refining, Inc. (NYSE: WNR) (“Western” or the “Company”) today reported net income of $69.0 million for the quarter ended December 31, 2005, compared to $7.6 million for the comparable period in 2004. For the year ended December 31, 2005, net income was $201.1 million versus $67.5 million for the prior year. Reported amounts reflect the historical operating results of Western Refining Company, L.P., which became a subsidiary of the Company following the Company’s initial public offering in January 2006. Net income does not include a provision for income taxes as Western Refining Company, L.P. was an operating partnership during these periods that was not directly subject to income taxes.
Net income for the fourth quarter of 2005 increased $61.4 million to $69.0 million, compared to the fourth quarter of 2004. The increased earnings were primarily a result of higher refinery gross margin and increased production of higher value products in the fourth quarter of 2005, partially offset by increased operating costs and expenses. Refinery gross margin per throughput barrel was $10.83 for the fourth quarter of 2005, compared to $3.74 for the fourth quarter of 2004. The increase in operating costs and expenses in the fourth quarter of 2005 versus the fourth quarter of 2004 was primarily attributable to higher deferred compensation expense, energy costs, routine repairs and maintenance costs, and incentive compensation.
Net income for the year ended December 31, 2005, increased $133.6 million to $201.1 million, compared to the year ended December 31, 2004. The increased earnings were a result of higher refinery gross margin, increased refinery throughput and increased production of higher value products in 2005, partially offset by increased operating costs and expenses. Refinery gross margin for the year ended December 31, 2005, was $9.52 per throughput barrel, compared to $5.64 per throughput barrel for the prior year. The increase in expenses for 2005 versus 2004 was due to higher deferred compensation expense, energy costs, routine repair and maintenance costs, incentive compensation, and catalyst/chemical costs.
Total refinery throughput for the year ended December 31, 2005, was 116,510 barrels per day, which included 105,513 barrels per day of crude oil throughput. For the year ended December 31, 2004, total refinery throughput was 109,145 barrels per day, which included 100,318 barrels per day of crude oil throughput. Refined product production totaled 114,431 barrels per day for the year ended December 31, 2005, compared to the prior year of 106,587 barrels per day. Refined product production for the year ended December 31, 2005, was made up of 58% gasoline, 28% diesel fuel, 7% jet fuel, 4% residuum, and 3% other finished products.
Capital expenditures for the year ended December 31, 2005, totaled $88 million, much of which was related to the Company’s ultra-low sulfur diesel project. The Company ended the year with $180.8 million of cash and $149.5 million of long-term debt, which was subsequently paid off in January 2006 with proceeds from the Company’s initial public offering.
Pro forma net income after tax, assuming a 36.5% blended statutory income tax rate, was $43.8 million for the fourth quarter ended December 31, 2005, compared to $4.8 million for the same period in the prior year. Pro forma net income after tax for the year ended December 31, 2005, was $127.7 million, compared to $42.8 million for the prior year.
Adjusted earnings before interest, taxes, depreciation, amortization and maintenance turnaround expense (“Adjusted EBITDA”) for the quarter ended December 31, 2005, was $73.9 million versus $10.9 million for the fourth quarter of the prior year. Adjusted EBITDA for the year ended December 31, 2005, was $226.3 million, compared to $94.8 million for the prior year.
Western’s President and Chief Executive Officer, Paul Foster, commented, “We are quite pleased with our results for the fourth quarter and for the full year of 2005. While a strong margin environment prevailed throughout most of 2005 due to tight supply/demand dynamics, I attribute a great deal of our performance in 2005 to the outstanding job done by our employees. We exceeded our throughput and production goals for the year, while maintaining a stellar record of reliability and safety. Additionally, during the first quarter of 2006, we successfully completed a planned maintenance turnaround on our south refinery complex. During that turnaround, we completed the tie-ins for a crude oil capacity optimization project that allows us to increase our crude oil throughput. Thus far, we have increased crude oil throughput from 108,000 barrels per day to 113,000 barrels per day. We anticipate that we will reach crude oil throughput levels above 115,000 barrels per day during the second quarter.”
A conference call is scheduled for March 2, 2006 at 11:00 A.M. EST to discuss these financial results. This call is being webcast by CCBN and can be accessed at Western’s website, www.westernrefining.com. The call can also be heard by dialing (800) 510-9836, passcode: 26253089. The audio replay will be available through March 16, 2006, by dialing (888) 286-8010, passcode: 30234479.
Western Refining, Inc., headquartered in El Paso, Texas, is an independent crude oil refiner and marketer of refined products, operating primarily in the Southwest region of the United States, including Arizona, New Mexico and West Texas. The Company owns and operates a crude oil refinery in El Paso. Over 90% of the products produced at the Company’s refinery are light transportation fuels, including gasoline, diesel and jet fuel.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect the Company’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, the Company’s business and operations involve numerous risks and uncertainties, many of which are beyond the Company’s control, which could result in the Company’s expectations not being realized or otherwise materially affect the Company’s financial condition, results of operations and cash flows. Additional information regarding these and other risks are contained in the Company’s filings with the Securities and Exchange Commission.

WESTERN REFINING COMPANY, L.P. (Predecessor Company)
(In thousands, except per barrel data)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Statement of Operations Data:
Net sales	$922,862	$640,251	$3,406,653	$2,215,170
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	803,984	599,433	3,001,779	1,989,917
Direct operating expenses (exclusive of depreciation and amortization).	40,650	27,751	131,218	110,006
Selling, general and administrative expenses	16,576	4,764	43,486	17,239
Maintenance turnaround expense	1,115	—	6,999	14,295
Depreciation and amortization	1,861	1,362	6,272	4,521

Total operating costs and expenses	864,186	633,310	3,189,754	2,135,978

Operating income	58,676	6,941	216,899	79,192
Interest income	2,360	520	4,854	1,022
Interest expense	(1,692)	(1,150)	(6,578)	(5,627)
Amortization of loan fees	(207)	(759)	(2,113)	(2,939)
Write-off of unamortized loan fees	—	—	(3,287)	—
Gain (loss) from derivative activities	10,455	2,044	(8,127)	(4,018)
Other income (expense), net	(548)	16	(548)	(172)

Net income(1)	$69,044	$7,612	$201,100	$67,458

Pro forma income tax expense(2)	25,201	2,778	73,402	24,622

Pro forma net income after tax	$43,843	$4,834	$127,698	$42,836

Cash Flow Data:
Net cash provided by (used in):
Operating activities(1)	$94,593	$(38,305)	$260,963	$87,022
Investing activities	(36,766)	(6,302)	(87,988)	(19,045)
Financing activities(1)	(50,553)	(14,999)	(37,118)	(86,722)
Other Data:
Adjusted EBITDA(3)	$73,919	$10,883	$226,349	$94,840
Capital expenditures	36,766	6,302	87,988	19,045
Balance Sheet Data (end of period):
Cash and cash equivalents			$180,812	$44,955
Working capital			182,757	88,735
Total assets			643,621	359,837
Total debt			149,500	55,000
Partners’ capital			177,944	107,592
Stockholders’ equity			—	—
Key Operating Statistics:
Total sales volume (bpd)(4)	137,377	125,710	136,015	120,324
Total refinery production (bpd)	117,335	116,208	114,431	106,587
Total refinery throughput (bpd)(5)	119,288	118,517	116,510	109,145
Per barrel of throughput:
Refinery gross margin(6)	$10.83	$3.74	$9.52	$5.64
Direct operating expenses(7)	$3.70	$2.55	$3.09	$2.75
(1)	Historically, the Company has not been subject to federal or state income taxes due to the Company’s former partnership structure. Prior to the closing of the Company’s initial public offering in January 2006, net cash provided by operating activities did not reflect any reduction for income tax payments, while net cash used by financing activities reflected distributions to the partners of the Company’s operating partnership to pay income taxes. After the Company’s initial public offering, it has begun to incur income taxes that will reduce net income and cash flows from operations, and the Company will cease to make any such income tax-related distributions to its equity holders.
(2)	The pro forma income tax expense reflects a blended statutory rate of 36.5%. This rate includes a federal rate of 35.0% and a state income tax rate of 1.5% (net of federal benefit).
(3)	Adjusted EBITDA represents earnings before interest expense, income tax expense, amortization of loan fees, write-off of unamortized loan fees, depreciation, amortization and maintenance turnaround expense. However, Adjusted EBITDA is not a recognized measurement under GAAP. The Company’s management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. In addition, the Company’s management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of significant turnaround activities (which many of the Company’s competitors capitalize and thereby exclude from their measures of EBITDA) and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect the Company’s cash expenditures or future requirements for significant turnaround activities, capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, the Company’s working capital needs; and
•	The Company’s calculation of Adjusted EBITDA may differ from the Adjusted EBITDA calculations of other companies in its industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to the Company to invest in the growth of its business. The Company compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

The following table reconciles net income to Adjusted EBITDA for the periods presented:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net Income	$69,044	$7,612	$201,100	$67,458
Interest expense	1,692	1,150	6,578	5,627
Income tax expense	N/A	N/A	N/A	N/A
Amortization of loan fees	207	759	2,113	2,939
Write-off of unamortized loan fees	—	—	3,287	—
Depreciation and amortization	1,861	1,362	6,272	4,521
Maintenance turnaround expense	1,115	—	6,999	14,295

Adjusted EBITDA	$73,919	$10,883	$226,349	$94,840

(4)	Includes sales of refined products sourced from the Company’s refinery production as well as refined products purchased from third parties.
(5)	Total refinery throughput includes crude oil, other feedstocks and blendstocks.
(6)	Refinery gross margin is a per barrel measurement calculated by dividing the difference between net sales and cost of products sold by the Company’s total refinery throughput volumes for the respective periods presented. The Company has experienced gains or losses from derivative activities in each period presented. These derivatives are used to minimize fluctuations in earnings, but are not taken into account in calculating refinery gross margin. Cost of products sold does not include any depreciation or amortization. Refinery gross margin is a non-GAAP performance measure that the Company believes is important to investors in evaluating its refinery performance as a general indication of the amount above its cost of products that it is able to sell refined products. Each of the components used in this calculation (net sales and cost of products sold) can be reconciled directly to the Company’s statement of operations. The

Company’s calculation of refinery gross margin may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure. The following table reconciles gross profit to refinery gross margin for the periods presented:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales	$922,862	$640,251	$3,406,653	$2,215,170
Cost of product sold (exclusive of depreciation and amortization)	803,984	599,433	3,001,779	1,989,917
Depreciation and amortization	1,861	1,362	6,272	4,521

Gross profit	117,017	39,456	398,602	220,732
Plus depreciation and amortization	1,861	1,362	6,272	4,521

Refinery gross margin	$118,878	$40,818	$404,874	$225,253

Refinery gross margin per refinery throughput barrel	$10.83	$3.74	$9.52	$5.64

Gross profit per refinery throughput barrel	$10.66	$3.62	$9.37	$5.53

(7)	Refinery direct operating expense per throughput barrel is calculated by dividing direct operating expenses by total throughput volumes for the respective periods presented. Direct operating expenses do not include any depreciation or amortization.
Contact Information: Western Refining, Inc., El Paso, Texas, Scott Weaver, 915-775-3300